Exhibit 10.2
LOAN AGREEMENT
     This Agreement is made as of October 4, 2007, by and between BANK OF AMERICA, N.A. (the “Bank”) and PREMIER EXHIBITIONS, INC. (the “Borrower”), a Florida corporation.
1.  LINE OF CREDIT AMOUNT AND TERMS
     1.1 Line of Credit.
     (a) During the Revolving Period described below, the Bank will provide a line of credit (the “Line of Credit”) to the Borrower. The Borrower’s obligation to repay the Line of Credit is evidenced by a Promissory Note of even date herewith in an original principal amount of $25,000,000.00 executed by the Borrower in favor of the Bank and any additional promissory notes now or hereafter executed and delivered by the Borrower to the Bank and any renewals, modifications, amendments and extensions thereof (collectively, the “Note”). The Note is expressly NOT incorporated herein pursuant to Section 201.08(6), Florida Statues and Rules 12B-4.052(6)(b) and (12)(g), Florida Administrative Code.
     (b) This is a revolving line of credit. During the Revolving Period, the Borrower may borrow, repay and reborrow principal amounts under the Line of Credit subject, however, to the limitations set forth below in Section 1.3 hereof and the other terms and conditions set forth herein.
     1.2 Letters of Credit.
     (a) Upon the Borrower’s request, and subject to the terms and conditions set forth herein, the Bank shall issue letters of credit (the “Letters of Credit”) for the Borrower’s account. The Borrower shall not in any event be entitled to obtain a Letter of Credit after the expiration of the Revolving Period, and no Letter of Credit shall have an expiration date that is more than one year after the date of issuance thereof. The Outstanding Letter of Credit Amount shall not in any event exceed $5,000,000.00 or such lesser amount as is set forth herein. For purposes of this Agreement, the “Outstanding Letter of Credit Amount” shall mean: (i) amounts available for draws under outstanding Letters of Credit (whether or not such draws are subject to satisfaction of prior conditions); and (ii) the amount of any draws under Letters of Credit for which the Bank has not received reimbursement. The Borrower shall request Letters of Credit by giving the Bank written notice of each request at least two business days prior to the issuance of the Letter of Credit. The Borrower shall, with such request, complete an application in form acceptable to the Bank and execute or otherwise agree to such terms, conditions and reimbursement agreements (each, as amended or restated from time to time, a “Reimbursement Agreement”) concerning the Letter of Credit as the Bank may require. In the event of a draw on a Letter of Credit, the Bank may at its option obtain an advance under the Note (without further notice to or consent of the Borrower) to reimburse the Bank for such draw. If the Bank elects not to obtain an advance under the Note or if credit in the amount of the draw is not then available under the Note, the Borrower shall immediately upon demand reimburse the Bank for the amount of the draw together with interest thereon and such other amounts as may be due under any applicable Reimbursement Agreement. The Bank shall not in any event be required to issue a Letter of Credit during the continuance of an Event of Default hereunder. The Borrower shall pay the Bank such issuance fees as the Bank may establish with respect to each Letter of Credit.
     (b) The Borrower agrees:
     (i) Any sum drawn under a Letter of Credit may, at the option of the Bank, be added to the principal amount outstanding under the Note. The amount will bear interest and be due as described in the Note.

     (ii) If there is an Event of Default under this Agreement, the Borrower shall immediately prepay and make the Bank whole for any outstanding Letters of Credit.
     (iii) The issuance of any Letter of Credit and any amendment to a Letter of Credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.
     (iv) The Borrower shall sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.
     (v) The Borrower shall pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing Letters of Credit for the Borrower.
     (vi) The Borrower shall allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.
     1.3 Borrowing Limitations.
     (a) Notwithstanding any contrary provision set forth herein or in any other loan document, the Borrower agrees that the Outstanding Credit shall not at any time exceed the Maximum Credit Amount. If at any time the Outstanding Credit exceeds the Maximum Credit Amount then in effect, the Borrower shall immediately pay to the Bank the amount of such excess. For purposes hereof, the following terms shall have the following meanings:
     (i) “Maximum Credit Amount” shall initially mean $15,000,000.00. The Borrower may from time to time request an increase in the Maximum Credit Amount to an amount not exceeding $25,000,000.00 by written notice to the Bank. The Bank in its discretion after any such request may elect to increase the Maximum Credit Amount to the amount requested by the Borrower or to such other amount as the Bank, in its discretion, deems appropriate. Any such increase in the Maximum Credit Amount shall be effective upon the Bank’s written notice to the Borrower specifying the amount of the increased Maximum Credit Amount. The Borrower acknowledges that the Bank has no obligation to increase the Maximum Credit Amount at any time, whether or not any Event of Default is continuing hereunder, and the Bank may, in its discretion, elect not to increase the Maximum Credit Amount then in effect.
     (ii) “Outstanding Credit” shall mean the sum of: (aa) the outstanding principal amount under the Note; and (bb) the Outstanding Letter of Credit Amount.
     (b) Notwithstanding any contrary provision set forth herein or in any other loan document, the credit facilities contemplated herein shall be deemed uncommitted to the extent that the Outstanding Credit would exceed the Maximum Credit Amount then in effect after giving effect to any requested advance or other extension of credit hereunder. The Borrower acknowledges and agrees that: (i) the Bank has no commitment or other obligation to make advances under the Note or otherwise extend credit hereunder if the Outstanding Credit would exceed the Maximum Credit Amount then in effect as a result thereof; and (ii) the Bank may in its absolute discretion elect not to make any requested advance or other extension of credit hereunder (whether or not any Event of Default is continuing hereunder) if the Outstanding Credit would exceed the Maximum Credit Amount then in effect as a result of the advance or extension of credit.
     1.4 Revolving Period. The Borrower shall be entitled to obtain advances under the Note and other credit hereunder, subject to the terms and conditions set forth herein, during a revolving period (the “Revolving Period”) commencing on the date hereof and ending on the Expiration Date (as defined herein). For purposes hereof, the “Expiration Date” shall mean October 1, 2008, unless the Expiration Date is extended by the Bank in its discretion. The Bank may, in its discretion, renew and extend the Expiration Date to October 1, 2009 (or such later date as the Bank, in its discretion, may approve), by written notice (each, an “Renewal Notice”) to the Borrower pursuant to which the Bank renews or extends the Expiration Date. If at any time the Bank extends the Expiration Date, then the term “Expiration Date”, as used herein, shall mean the extended Expiration Date specified by the Bank in any such notice. The Line of Credit will be considered extended if and only if the Bank has sent to the Borrower a Renewal Notice effective as of the Expiration Date then in effect. If the Line of Credit is so extended, the Line of Credit will continue to be subject to all the terms and conditions set forth herein except as modified by the Renewal Notice. The Bank shall be entitled, in any Renewal Notice, to reduce the Maximum Credit Amount then in effect. If the Bank in its discretion reduces the Maximum Credit Amount then in effect pursuant to any Renewal Notice, then, effective as of the extension set forth in such notice, the Maximum Credit Amount shall mean the amount set forth in such notice. The Bank may charge, and the Borrower shall pay, an extension fee at the Bank’s option. The amount of the extension fee will be specified in the Renewal Notice.
     1.5 Subsidiaries. The Borrower shall cause its Subsidiaries to comply with all covenants and agreements imposed upon the Subsidiaries herein. Each provision set forth herein obligating (or purportedly obligating) any Subsidiary to take, or refrain from taking, any action shall obligate the Borrower to cause such Subsidiary to take, or refrain from taking, such action. For purposes hereof, “Subsidiary” means any corporation or other entity more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.
2. FEES AND EXPENSES
     2.1 Fees.
     (a) Loan Fee. The Borrower agrees to pay a loan fee in the amount of $20,500.00. This fee is due on the date of this Agreement.
     (b) Unused Fee. The Borrower shall pay the Bank a fee equal to 0.25% per annum (calculated on the basis of a 360 day year) of the daily average unused amount of the Line of Credit (giving effect to the Outstanding Letter of Credit Amount as outstanding amounts under the Line of Credit). For purposes of this subparagraph, the unused amount of the Line of Credit shall be based upon the Maximum Credit Amount then in effect. The Borrower shall pay the fee: (i) quarterly in arrears within 15 days after each fiscal quarter end (commencing on October 15, 2007); and (ii) on the Expiration Date.
     (c) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.
     2.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

     2.3 Reimbursement of Costs.
     (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.
     (b) During the continuance of any Event of Default, the Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.
3. COLLATERAL
     3.1 Personal Property. The personal property listed below now owned or owned in the future by the Borrower will secure the Borrower’s obligations to the Bank under the Note and this Agreement. The collateral is further defined in security agreement executed by the Borrower. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). Personal property collateral securing any other present or future obligations of the Borrower to the Bank may also secure facilities under this Agreement.
     (a) Equipment and fixtures owned by the Borrower.
     (b) Inventory owned by the Borrower.
     (c) Receivables owned by the Borrower.
     (d) Trademarks and other general intangibles owned by the Borrower.
4. DISBURSEMENTS, PAYMENTS AND COSTS
     4.1 Disbursements and Payments. —
     (a) Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.
     (b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.
     4.2 Telephone and Telefax Authorization.
     (a) The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.
     (b) Advances will be deposited in and repayments will be withdrawn from account ending in numbers 87579 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

     (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.
     4.3 Direct Debit (Pre-Billing).
     (a) The Borrower agrees that the Bank will debit the deposit account maintained with the Bank ending in numbers 87579 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).
     (b) Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.
     (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:
     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.
     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.
     (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.
     (e) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.
     (f) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under the Note will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.
     4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.
     4.5 Taxes. If any payments to the Bank under this Agreement or otherwise are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.
5. CONDITIONS
     Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
     5.1 Authorizations. If the Borrower or any Subsidiary or guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower or any Subsidiary or guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
     5.2 Governing Documents. If required by the Bank, a copy of the organizational documents of the Borrower and each Subsidiary.
     5.3 Guaranties. Guaranties and security agreements signed by each of Premier Acquisitions, Inc., a Nevada corporation, Premier Exhibitions No. 5, Inc., a Nevada corporation, Premier Exhibitions 2005A-SP, Inc., a Nevada corporation, Premier Exhibitions 2005B-ATL, Inc., a Nevada corporation, Exhibitions International, LLC, a Nevada limited liability company, RMS Titanic, Inc., a Florida corporation, and Premier Exhibitions NYC, Inc., a Nevada corporation.
     5.4 Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.
     5.5 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.
     5.6 Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”
     5.7 Good Standing. Certificates of good standing for the Borrower and each Subsidiary from its state of formation and from any other state in which the Borrower or any Subsidiary is required to qualify to conduct its business.
     5.8 Landlord Agreement. For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower (or the grantor of the security interest), an agreement from the owner of the real property and the holder of any such mortgage or deed of trust.
     5.9 Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6. REPRESENTATIONS AND WARRANTIES
     When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
     6.1 Formation. If the Borrower or any Subsidiary is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.
     6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.
     6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.
     6.4 Good Standing. In each state in which the Borrower or any Subsidiary does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
     6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any Subsidiary is bound.
     6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.
     6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any Subsidiary which, if lost, would impair the Borrower’s or any Subsidiary’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.
     6.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.
     6.9 Permits, Franchises. The Borrower and each Subsidiary possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
     6.10 Other Obligations. Neither the Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
     6.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.
     6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement and/or the Note.

     6.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.
     6.14 Subsidiaries. As of the date hereof, the Borrower owns no Subsidiaries other than those entities listed on Exhibit “A” attached hereto. The Borrower owns 100% of the outstanding equity interests of its Subsidiaries except as otherwise shown on such exhibit. The only persons or entities in which the Borrower owns an equity interest are the Subsidiaries. No person or entity holds or is entitled to obtain any other equity interest in the Subsidiaries except as shown on such exhibit.
     6.15 Location of Borrower. The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.
7. COVENANTS
     The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, that it shall comply with the following covenants.
     7.1 Use of Proceeds. The Borrower shall use the proceeds of the Note for working capital purposes. The proceeds of the credit extended under the Note may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.
     7.2 Financial Information. The Borrower shall provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to reasonably require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.
     (a) Within forty five (45) days after the end of each fiscal quarter of the Borrower (other than the last quarter of each fiscal year), a copy of the Report on Form 10-Q for such quarter filed by the Borrower with the Securities and Exchange Commission.
     (b) Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Report on Form 10-K for such year filed by the Borrower with the Securities and Exchange Commission.
     (c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.
     (d) Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower’s obligations to the Bank as the Bank may request.
     (e) With each delivery required under subparagraph (a) or (b) above, a compliance certificate in form approved by the Bank executed by an executive officer of the Borrower as to compliance with this Agreement.
     (f) Promptly upon the occurrence of any Event of Default, a notice thereof specifying the nature thereof.

     (g) Promptly upon becoming available, a copy of all: (i) reports, registration statements and other materials filed by the Borrower with the Securities and Exchange Commission; (ii) offering circulars made in connection with any distribution or sale of the Borrower’s securities; and (iii) proxy or equivalent information statements mailed or distributed to the Borrower’s shareholders.
     (h) Such other material information as the Bank may from time to time reasonably request.
     7.3 Dividends and Distributions. Neither the Borrower nor any Subsidiary that is not wholly owned by the Borrower will pay or declare any dividends on or make any other distribution with respect to any class of its stock whether in cash or in property during the continuance of any Event of Default. In addition, neither the Borrower nor any Subsidiary shall redeem, purchase or otherwise acquire any stock or any outstanding securities of the Borrower or any Subsidiary during the continuance of any Event of Default. Notwithstanding the foregoing, each of the Borrower’s Subsidiaries may pay dividends and distributions to the Borrower or any wholly owned Subsidiary.
     7.4 Bank as Principal Depository. Each of the Borrower and its Subsidiaries shall maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
     7.5 Other Debts. Neither the Borrower nor any Subsidiary shall have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
          (a) Acquiring goods, supplies, or merchandise on normal trade credit.
          (b) Endorsing negotiable instruments received in the usual course of business.
          (c) Obtaining surety bonds in the usual course of business.
     7.6 Other Liens. Neither the Borrower nor any Subsidiary shall create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any Subsidiary now or later owns, except:
          (a) Liens and security interests in favor of the Bank.
          (b) Liens for taxes not yet due.
          (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.
     7.7 Maintenance of Assets. Neither the Borrower nor any Subsidiary shall: (a) sell, assign, lease, transfer or otherwise dispose of any part of its business or assets; (b) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so; or (c) enter into any sale and leaseback agreement covering any of its fixed assets. Notwithstanding the foregoing, the Borrower and its Subsidiaries shall be entitled to: (a) sell inventory (other than artifacts) in the ordinary course of business; (b) sell artifacts in the ordinary course of business so long as the aggregate amount of such sales, on a combined basis as to the Borrower and the Subsidiaries, does not exceed $250,000.00 in any fiscal year; and (c) sell, transfer or dispose of obsolete or worn out tangible personal property in the ordinary course of business Each of the Borrower and its Subsidiaries shall: (a) maintain and preserve all rights, privileges, and franchises that it now has; and (b) make any repairs, renewals, or replacements to keep its properties in good working condition.

7.8 Investments.
     (a) Neither the Borrower nor any Subsidiary shall have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, or form or acquire any new Subsidiaries, except for: (i) existing investments disclosed to the Bank in writing; (ii) investments in the current Subsidiaries; (iii) Permitted Acquisitions (as defined in subparagraph (d) below); and (iv) investments in any of the following: (aa) certificates of deposit; (bb) U.S. treasury bills and other obligations of the federal government; and (cc) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission). Notwithstanding the foregoing, the Borrower and its Subsidiaries shall not make any additional investments in any Excluded Subsidiary (as defined in subparagraph (d) below) from and after the date hereof without the Bank’s prior written consent.
     (b) The Borrower and its Included Subsidiaries (as defined in subparagraph (d) below) shall be entitled to acquire businesses through stock acquisitions, asset purchases or mergers upon satisfaction of the following conditions:
     (i) Each such acquisition shall be made on arms’-length terms. The Borrower or one of its Included Subsidiaries shall, after consummation of the acquisition, own and control 100% of the outstanding equity and voting rights in any person or entity acquired by the Borrower or any such Subsidiary in connection with the acquisition.
     (ii) The person or entity acquired, or the business acquired, must be in the same or a related line of business as the Borrower.
     (iii) The Borrower shall have given the Bank not less than fourteen days prior notice of each acquisition. The notice shall include: (aa) the name of the person or entity or business to be acquired (or, as applicable, the name of any person or entity selling assets to the Borrower or any Subsidiary); (bb) financial statements for such company or business as of and for the end of its two most recent fiscal years and, if available, as of and for the end of its most recent fiscal quarter; and (cc) any projections provided to the Borrower or used by the Borrower for the person or entity or business to be acquired in connection with the acquisition. The Borrower shall thereafter provide the Bank such additional information concerning the acquisition as the Bank may reasonably request.
     (iv) The Borrower shall have prior to the consummation of the acquisition provided the Bank with a certificate executed by the Borrower’s chief financial officer or other senior financial officer demonstrating that the acquisition will not result in a default under the financial and other covenants hereunder: (aa) at the time such acquisition is consummated after giving effect to such acquisition; and (bb) on a projected basis based upon reasonable projections after giving effect to such acquisition.
     (v) The acquisition will not result in a default or an Event of Default hereunder. In addition, the acquisition will not result in a default under the financial and other covenants hereunder: (aa) at the time such acquisition is consummated after giving effect to such acquisition; and (bb) on a projected basis based upon reasonable projections after giving effect to such acquisition. In addition, the acquisition will not result in a default or event of default under any guaranty or collateral document to which any Subsidiary is a party.
     (vi) The Borrower shall have taken, simultaneously with the consummation of the acquisition, all such action as may be required to cause each Subsidiary directly or indirectly acquired in connection therewith, or resulting therefrom, to become an Included Subsidiary hereunder.

     (c) The Borrower shall not form or create any new Subsidiary on or after the date hereof except for the sole purpose of consummating a Permitted Acquisition in accordance with the terms of this Agreement.
     (d) For purposes of this Agreement, the following terms shall have the following meanings:
     (i) “Excluded Subsidiary” means any Subsidiary that is not an Included Subsidiary.
     (ii) “Included Subsidiary” means and includes each Subsidiary that has satisfied the following conditions:
     (aa) The Subsidiary has granted the Bank a perfected security interest in its inventory, equipment, accounts receivable, general intangibles and other assets subject only to such prior liens and claims as the Bank, in its discretion, may approve;
     (bb) The Subsidiary has executed and delivered the following documents in favor of the Bank substantially in such form as the Bank may approve: (1) guaranty of payment; (2) security agreement; and (3) financing statements (conforming in each case to the requirements of the applicable jurisdictions where such statements will be filed); and
     (cc) The Bank holds a perfected first priority lien on all of the issued and outstanding shares of capital stock or other equity interests of the Subsidiary pursuant to a pledge agreement in form satisfactory to the Bank executed by the owner of such stock or other equity interests favor of the Bank.
     (iii) “Permitted Acquisition” means any acquisition made in compliance with the terms and conditions set forth in subparagraph (b) above.
     7.9 Loans. Neither the Borrower nor any Subsidiary shall make any loans, advances or other extensions of credit to any individual or entity, except for: (a) existing extensions of credit disclosed to the Bank in writing; (b) extensions of credit to the Borrower’s current Subsidiaries; or (c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities. Notwithstanding the foregoing, the Borrower and its Subsidiaries shall not make any additional loans or extensions of credit to any Excluded Subsidiary from and after the date hereof without the Bank’s prior written consent.
     7.10 Change of Ownership. The Borrower shall not cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of the Borrower.
     7.11 Additional Negative Covenants. Neither the Borrower nor any Subsidiary shall without the Bank’s written consent:
     (a) Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company except that: (i) the Borrower and its Included Subsidiaries shall be entitled to enter into merger transactions for purposes of consummating Permitted Acquisitions so long as the Borrower survives any such transaction; and (ii) wholly owned Subsidiaries shall be entitled to merge into the Borrower or into other wholly owned Included Subsidiaries.
     (b) Engage in any business activities substantially different from such entity’s present business;

     (c) Liquidate or dissolve;
     (d) Voluntarily suspend its business for more than ten consecutive days;
     (e) Take any action that would reduce the ownership or voting interest of the Borrower and its Subsidiaries in any Subsidiary; or
     (f) Pledge, transfer or encumber any stock or equity of any Subsidiary (except for pledges in favor of the Bank).
     7.12 Notices to Bank. The Borrower shall promptly notify the Bank in writing of:
     (a) Any lawsuit over $250,000.00 against the Borrower or any Subsidiary (or any guarantor).
     (b) Any substantial dispute between any governmental authority and the Borrower or any Subsidiary (or any guarantor).
     (c) Any default or Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute a default or an Event of Default.
     (d) Any material adverse change in the operations, properties, prospects or creditworthiness of the Borrower or any Subsidiary (or any guarantor).
     (e) Any change in the name, legal structure, place of business or chief executive office the Borrower or any Subsidiary.
     (f) Any actual contingent liabilities of the Borrower or any Subsidiary (or any guarantor), and any such contingent liabilities which are reasonably foreseeable.
     7.13 Insurance.
     (a) General Business Insurance. Each of the Borrower and its Subsidiaries shall maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of their respective properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for their businesses. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.
     (b) Insurance Covering Collateral. Each of the Borrower and its Subsidiaries shall maintain all risk property damage insurance policies (including without limitation windstorm coverage and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.
     (c) Evidence of Insurance. Upon the request of the Bank, each of the Borrower and its Subsidiaries shall deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.
     7.14 Compliance with Laws. Each of the Borrower and its Subsidiaries shall comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over their respective businesses. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.
     7.15 ERISA Plans. Each of the Borrower and its Subsidiaries shall promptly during each year, pay and cause any Subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.
     7.16 Books and Records. Each of the Borrower and its Subsidiaries shall maintain adequate books and records.
     7.17 Audits. Each of the Borrower and its Subsidiaries shall allow the Bank and its agents to inspect their respective properties and examine, audit, and make copies of books and records at any reasonable time. If any of the properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.
     7.18 Perfection of Liens. Each of the Borrower and its Subsidiaries shall help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.
     7.19 Cooperation. Each of the Borrower and its Subsidiaries shall take any action reasonably requested by the Bank to carry out the intent of this Agreement.
     7.20 Mandatory Prepayment; Early Termination. Each of the Borrower and its Subsidiaries shall immediately repay the entire principal balance of the Note, together with interest, any fees (including any prepayment fees) and any other amounts due thereunder, and not obtain any further credit thereunder, upon the occurrence of the following event: any credit facility (the “Other Credit Facility”) now or hereafter provided by the Bank to the Borrower or any Subsidiary terminates for any reason, including, without limitation, termination of the Other Credit Facility at the request of the Borrower or any Subsidiary, termination resulting from failure by the Bank to renew the Other Credit Facility, or termination as otherwise provided under the Other Credit Facility.
     7.21 Leverage Ratio. The Borrower shall maintain on a consolidated basis a Leverage Ratio not exceeding 1.5 to 1 (calculated as of the end of each fiscal quarter). The Leverage Ratio shall mean the ratio of ratio of Funded Debt to EBITDA calculated on a consolidated basis for the Borrower and its Subsidiaries. For purposes hereof, the following terms shall have the following meanings (calculated on a consolidated basis):
     (a) “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization (calculated as of the end of each fiscal quarter on a rolling four quarter basis).
     (b) “Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.
     (c) “Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

     7.22 Basic Fixed Charge Coverage Ratio. The Borrower shall maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 2.0 to 1 (calculated as of the end of each fiscal quarter on a rolling four quarter basis). For purposes hereof, the “Basic Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA (as defined above) minus income taxes, minus dividends, withdrawals, other distributions and stock redemption amounts, to (b) the sum of interest expense, the current portion of long term debt and the current portion of capitalized lease obligations.
8. HAZARDOUS SUBSTANCES
     8.1 Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the property of the Borrower or any Subsidiary or operations or property leased to the Borrower or any Subsidiary. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.
     8.2 Compliance Regarding Hazardous Substances. The Borrower represents and warrants that each of the Borrower and its Subsidiaries has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.
     8.3 Notices Regarding Hazardous Substances. Until full repayment of the loan, each of the Borrower and its Subsidiaries will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or any Subsidiary or their operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.
     8.4 Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing the Note or any guaranty thereof (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing if such investigation and testing is reasonably deemed necessary by the Bank. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower or any Subsidiary; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any Subsidiary or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment, provided, however, that prior to making such disclosure, the Bank shall provide the Borrower with not less than five (5) days advance written notice of its intent to make such disclosure. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

     8.5 Definition of Hazardous Substances. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.
     8.6 Continuing Obligation. The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.
9. DEFAULT AND REMEDIES
     If any of the following Events of Default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately. Each of the following shall constitute an Event of Default hereunder:
     9.1 Failure to Pay. The Borrower fails to make a payment under this Agreement or the Note when due.
     9.2 Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank. For purposes of this Agreement, “Obligor” shall mean any guarantor or any party pledging collateral to the Bank.
     9.3 Cross Default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor or Subsidiary) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor or Subsidiary) or any of the Borrower’s related entities or affiliates has guaranteed.
     9.4 False Information. The Borrower or any Obligor or any Subsidiary has given the Bank materially false or misleading information or representations.
     9.5 Bankruptcy. The Borrower, any Obligor, any Subsidiary or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, any Subsidiary or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.
     9.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s or any Subsidiary’s business, or the business is terminated, or, if any Obligor or any Subsidiary is anything other than a natural person, such Obligor is liquidated or dissolved.
     9.7 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the Note (or any guaranty).
     9.8 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor or any Subsidiary in an aggregate amount of $250,000.00 or more in excess of any insurance coverage.

     9.9 Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor or any Subsidiary, or the Borrower or any Obligor or any Subsidiary enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $250,000.00 or more in excess of any insurance coverage.
     9.10 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s or any Subsidiary’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.
     9.11 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s or any Subsidiary’s financial condition or ability to repay.
     9.12 Default under Related Documents. Any default occurs under any Note, guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.
     9.13 Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.
10. ENFORCING THIS AGREEMENT; MISCELLANEOUS
     10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles (“GAAP”), consistently applied.
     10.2 Law. This Agreement is governed by Florida law.
     10.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
     10.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
     (a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.
     (b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).

The Act will apply even though this agreement provides that it is governed by the law of a specified state.
     (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.
     (d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.
     (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.
     (f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
     (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
     (h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.
     (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such

Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.
     10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
     10.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement including but not limited to the Note, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.
     10.7 Individual Liability. If any Borrower is a natural person, the Bank may proceed against such Borrower’s business and non-business property in enforcing this Agreement, the Note and other agreements relating to this loan. If any Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of such Borrower in enforcing this Agreement, the Note and other agreements relating to this loan.
     10.8 One Agreement. This Agreement, the Note and any related security or other agreements required by this Agreement, collectively:
     (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
     (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
     (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.
     10.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement, the Note or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder and under the Note, and (c) any litigation or proceeding related to or arising out of this Agreement, the Note or any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder and under the Note shall be obligations of the Borrower, due and payable immediately without demand.

     10.10 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
     10.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
     10.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
     10.13 Limitation on Interest and other Charges. Notwithstanding any other provision contained in this Agreement, the Bank does not intend to charge and the Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Bank. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the state of Florida.
     10.14 Judgment Currency. If a judgment or order is rendered by any court, tribunal or arbitration panel for the payment of any amounts owing to the Bank under this Agreement or the Note or for the payment of damages in respect of any breach of this Agreement or the Note or any provision or term thereof and such judgment or order is expressed in currency (the “Judgment Currency”) other than United States dollars, the Borrower agrees notwithstanding any such judgment or order, to indemnify and hold harmless the Bank against any deficiency in United States dollars in the amounts received by the Bank arising or resulting from any variation between (i) the rate of exchange at which United States dollars are converted into the Judgment Currency for the purpose of the judgment or order, and (ii) the rate of exchange at which the Bank is able to purchase United States dollars with the amount of the Judgment Currency actually received by the Bank. The above indemnity constitutes a separate and independent obligation of the Borrower from its other obligations under this Agreement and applies irrespective of any indulgence granted by the Bank. No proof or evidence of any actual loss shall be required to be provided by the Bank. The term “rate of exchange” shall include any premiums, taxes and costs of exchange payable in connection with the purchase of or conversion into the relevant currency and shall be determined by the Bank in accordance with its normal procedures.
     10.15 Venue; Service of Process. If there is a lawsuit, Borrower hereby irrevocably submits to the jurisdiction of any State or U. S. Federal Court in the state specified in the governing law section of this Agreement. Borrower hereby irrevocably (a) consents to the service of process out of any courts to which it has submitted to the jurisdiction of in this Agreement by the mailing by prepaid mail or other delivery of a copy or notice thereof to the address of Borrower for the time being applying under the Notices section of this Agreement and confirms that failure by Borrower to receive such copy or notice shall not prejudice due service; (b) waives: (i) any objection it may have to the laying of venue of any such legal proceedings in any of the said courts; and (ii) any claim that it may have that any such legal proceedings have been brought in an inconvenient forum; and (c) agrees that nothing in this Agreement shall affect the right to service of process in any other manner permitted by law or preclude the right to bring legal proceedings in any other court or courts of competent jurisdiction as Bank may elect and that legal proceedings in any one or more jurisdictions shall not preclude legal proceedings in any other jurisdiction. Borrower agrees that a final judgment in any such legal proceeding shall be conclusive and binding upon Borrower.

     IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the day and year first above written.

PREMIER EXHIBITIONS, INC.

By:

Arnie Geller, Its President

BANK OF AMERICA, N.A.

By:

ts:

Address for notices to Bank:
9000 Southside Blvd., Building 100
Jacksonville, Florida 32256
Attention: Commercial Loan Administration
Address for notices to Borrower:
3340 Peachtree Road NE, Suite 2250
Atlanta, Georgia 30326
Attention: President
USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.